EMPLOYMENT AGREEMENT


      THIS AGREEMENT, dated and effective as of the 1st day of March, 2000, by and among Unilab Corporation, a Delaware corporation ("The Company") and David
W. Gee ("Executive").

      WHEREAS, The Company desires to have the benefits of Executive's knowledge and experience as a full-time employee and considers such employment a vital element in protecting and enhancing the best interests of The Company and its shareholders, and Executive desires to be employed full-time with The Company; and

      WHEREAS, The Company and Executive desire to enter into an agreement reflecting the terms under which Executive will be employed by The Company;

      NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the parties hereto agree as follows:


      1.    TERM.

      (a) The Company hereby agrees to employ Executive for the period commencing March 1, 2000 and continuing until March 1, 2002, unless sooner terminated as provided in Sections 5 and 6. In the event a Change of Control (as defined in Section 6) occurs this Agreement shall be automatically renewed for a term of two years from the date of such Change of Control (the "Extended Term").

      (b) This  Agreement may be  terminated  by The Company in accordance  with
Section 5 or by the Executive in accordance with Section 6; provided that in the event of termination without Cause (as defined in Section 5) or without Good Reason (as defined in Section 6), the terminating party shall be required to give the other party at least thirty (30) days notice prior to the effective date of termination; provided, further that in the event of a Change of Control the Agreement is automatically extended for the two year Extended Term. Following a Change of Control either party to the Agreement can terminate the Agreement provided they give the other party at least thirty (30) days notice prior to the end of the Extended Term or such period beyond the Extended Term as the Agreement may from time to time be extended.


      2.    DUTIES.

      (a) As of the date of this Agreement, Executive shall serve in the following capacity: Executive Vice President, Secretary and General Counsel of The Company. From and after the date hereof, Executive shall have such duties, responsibilities and authority as may from time to time be assigned to Executive by the Board of Directors or the Chief Executive Officer of The Company, subject to the provisions of Section 6 hereof.

      (b) Executive agrees to devote his full time, attention, and best efforts to the performance of his duties. During his employment, Executive agrees that he will not, either directly or indirectly, without the express written consent of The Company, render any personal service as a director, employee, independent contractor, consultant, or otherwise to any clinical or reference laboratory, regardless of its size or location. Executive also agrees not to have any ownership, direct or indirect, in any private or publicly traded clinical or reference laboratory, provided that Executive shall be permitted to beneficially own as an investment, up to 4.9% of a class of publicly traded equity securities issued by any such firm or institution.


      3. COMPENSATION. The Company shall compensate Executive for the services rendered under this Agreement as follows:

      (a) $200,000 per year as base salary, payable in accordance with the customary payroll practices of The Company for the payment of officers.

      (b) An annual bonus of up to 50% of Executive's base annual salary and other incentive compensation, if any, as shall be determined by the Board of Directors, or Compensation Committee of the Board of Directors, of The Company, or the designee of the Board or such Committee (including, without limitation, the Chairman of the Company), in its sole and absolute discretion.

      (c) A one-time grant of stock options for 128,205 shares of Unilab stock at an exercise price of $5.85 (the acquisition price in Kelso & Company's purchase of Unilab), the terms of such options to be as set forth in a formal stock option agreement.

      (d) The Board of Directors, or Compensation Committee of the Board of Directors of The Company, or the designee of the Board or such Committee (including, without limitation, the Chairman of the Company), shall review the compensation of Executive annually to determine whether an increase in
Executive's compensation is called for. At no time during the term of this Agreement shall Executive's annual compensation be less than the amount specified as the base salary set forth in Section 3 (a) above, plus any subsequent increase(s) in base salary approved by the Board of Directors or Compensation Committee of The Company, or its designee.


      4.    EMPLOYEE BENEFITS.

      (a) Executive shall be entitled to full participation, on a basis commensurate with his position with The Company, in all life, accident, disability and health insurance plans that generally are made available to employees of The Company. Until such time as Executive shall become eligible for full participation under The Company's health insurance plans, The Company shall reimburse the Executive for his COBRA expenses to maintain such health insurance benefits at the level in effect immediately prior to his employment hereunder.

      (b) The Company shall provide Executive with an automobile allowance of not less than $800.00 per month, consistent with that provided to other members of senior management, and Executive shall be entitled to reimbursement for all reasonable and necessary expenses incurred by him in connection with the performance of his duties hereunder.

      (c) The Executive shall be eligible to participate in The Company's SERP and deferred compensation plans in accordance with the terms thereof.

      (d) Executive shall be entitled to an annual vacation leave of not less than 4 weeks at full pay in accordance with the Company's standard vacation policies applicable to senior executives.

      (e) The Company shall reimburse Executive for all fees and expenses required to maintain his current Bar licensure and memberships, and shall allow Executive to attend, at The Company's expense, such continuing legal education and professional meetings as are reasonably necessary for Executive to maintain his professional licensure and status.

      (f) So long as The Company's Chief Executive Officer shall permit, the Executive shall maintain his primary office near his residence in Redmond, Washington, and The Company shall reimburse Executive for the reasonable costs and expenses thereof. If at the request of The Company's Chief Executive Officer, Executive shall relocate to California to work at one of The Company's offices in California, The Company shall reimburse Executive for all reasonable expenses for relocation of his household and family from Washington state, in accordance with the relocation policies of the Company.

      5. TERMINATION BY THE COMPANY. Executive's employment hereunder can be terminated by The Company without any breach of this Agreement only under the following circumstances:

      (a) DEATH OR DISABILITY. Executive's employment shall terminate on his death. If Executive shall become totally disabled within the meaning of the Long-Term Disability Income Benefits Plan of The Company, as in effect on the date of this Agreement, this Agreement shall terminate as of the date on which Executive is determined to be totally disabled and disability insurance benefits become payable to Executive.

      (b) CAUSE. The Company can terminate Executive's employment hereunder for Cause at any time, without advance notice, which shall include termination because of (i) breach of fiduciary duty involving personal profit, (ii) violation of Section 8 of this Agreement, (iii) intentional failure to perform stated duties or abide by The Company's policies that materially adversely affect The Company's interests, (iv) conviction of a felony, (v) commitment of an act that would disqualify The Company or any subsidiary of The Company from maintaining or obtaining a license, permit or other governmental approval material to the operations of The Company or any such subsidiary, or (vi)
material breach by Executive of any provision of this Agreement. Upon termination for Cause all of Executive's rights to compensation, fringe benefits, and other payments shall terminate immediately to the extent permitted by applicable law.

      The termination of Executive's employment for reasons other than those specified above shall be deemed to be a termination without Cause.


      6. TERMINATION BY EXECUTIVE. Executive shall be entitled to terminate his employment without any breach of this Agreement only for Good Reason. Termination for "Good Reason" shall mean his resignation caused by, and within two years of, the following:

      (a) After a Change of Control of The Company shall have occurred, and without the express written consent of Executive, he is given a title or assigned any duties materially inconsistent with his position, duties, responsibilities, and status with The Company as are in effect immediately prior to such Change of Control;

      (b) The base salary of Executive, and/or incentive compensation opportunity and/or benefits under Section 4 above, is reduced below that in effect at the date hereof or at the time of the Change of Control as applicable; or

      (c) Without the express written consent of Executive, he is required after a Change of Control to be permanently based anywhere other than within a 30 mile radius of his office location immediately prior to Change of Control, except for required travel on The Company's business to an extent consistent with his duties hereunder.

      (d) Failure to honor the automatic renewal of this Agreement for the Extended Term following a Change of Control.

      (e) Without the express consent of Executive, he is required to report directly to someone other than The Company's Chief Executive Officer, Robert E. Whalen.

      (f) Without the express consent of Executive, he is required by The Company's Chief Executive Officer to relocate permanently from Washington state to California, and Executive elects not to do so.

      For the purposes of this Agreement, a "Change of Control" of The Company shall mean any transaction or series of transactions in which at least fifty-one percent (51%) of The Company is sold (whether by merger, consolidation, sale of securities, sale of all or substantially all of the assets, or any similar business combination) to a third-party unaffiliated with The Company, Kelso & Company ("Kelso") or any of their respective Affiliates. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred any time when Kelso is the owner of at least thirty percent (30%) of the common stock of The Company.

      The Executive's termination of his employment for reasons other than those specified above shall be deemed to be a termination without Good Reason.


      7.    SEVERANCE PAYMENT.

      (a) If the Executive's employment is terminated by The Company without Cause and not associated with a Change of Control, or because The Company elects not to renew this Agreement at the expiration of the Initial Term set forth in
Section 1, the Executive will receive (i) 24 months of compensation as defined in Sections 3(a), (b) and (c) payable on the same basis and in the same manner as base salary was paid prior to termination; and (ii) to the extent permitted by the terms of such benefits plans, the continued participation for 24 months following the date of such termination in the Company's life, accident, disability and health insurance programs on the same terms and conditions as are in effect on the date of his employment termination. To the extent that such employment termination shall render Executive ineligible under the terms of those plans for full participation in the Company's life, accident, disability and health insurance programs, The Company shall reimburse the Executive for the 18 month period following his employment termination for his COBRA expenses to maintain such health insurance benefits at the level in effect on the date of his employment termination.

      (b) If (i) Executive's employment is terminated by The Company without Cause in association with a Change of Control, or (ii) Executive shall terminate his/her employment for Good Reason within two years following a Change of Control, then Executive shall be entitled to receive (A) the lump sum severance payment provided for in subsection (d) below (the "Lump Sum Severance Payment"); plus (B), to the extent permitted by the terms of such benefits plans, the continued participation for 24 months following the date of such termination in the Company's life, accident, disability and health insurance programs on the same terms and conditions as are in effect on the date of his employment termination. To the extent that such employment termination shall render Executive ineligible under the terms of those plans for full participation in the Company's life, accident, disability and health insurance programs, The Company shall reimburse the Executive for the 18 month period following his employment termination for his COBRA expenses to maintain such health insurance benefits at the level in effect on the date of his employment termination.

      (c) If Executive shall elect to terminate his employment for Good Reason pursuant to Section 6 (e) or 6 (f), then Executive shall be entitled to receive
(A) fifty percent (50%) of the Lump Sum Severance Payment provided for in subsection (d) below; plus (B), to the extent permitted by the terms of such benefits plans, the continued participation for 12 months following the date of such termination in the Company's life, accident, disability and health insurance programs on the same terms and conditions as are in effect on the date of his employment termination; plus (C) continued entitlement to the automobile allowance set forth in Section 4 (b) above for that 12 month period. To the extent that such employment termination shall render Executive ineligible under the terms of those plans for full participation in the Company's life, accident, disability and health insurance programs, The Company shall reimburse the Executive for the 12 month period following his employment termination for his COBRA expenses to maintain such health insurance benefits at the level in effect on the date of his employment termination.

      (d) The Lump Sum Severance Payment shall be equal to Executive's Total Compensation for the Extended Term (two years) as set forth in Section 1 above. "Total Compensation" for purposes of this Agreement shall be defined as all compensation specified in Section 3. Executive's bonus for this purpose will be defined as the average of the bonus actually paid by The Company for the two years prior to termination. In the event termination occurs within the first two
(2) years of this Agreement, Executive's bonus for the purpose of this subsection will be defined as fifty percent (50 %) of Executive's base annual salary as set forth Section 3. The Lump Sum Severance Payment shall be made in cash within 30 days after termination of employment and shall not be discounted by reason of the fact that the time of payment is accelerated in advance of the ordinary course under this Agreement. Executive shall be under no duty to mitigate damages and the Lump Sum Severance Payment shall not be reduced by any earnings of Executive subsequent to the termination that gives rise to the Severance Payment.

      (e) If the Executive's employment is terminated due to Cause, death or disability, or is voluntarily terminated for other than Good Reason, base salary will be continued through the date of termination and eligibility for incentive compensation and/or benefits will be in accordance with the respective provisions of those plans.

      (f) Executive agrees that the remedies for employment termination under this Section 7 and Sections 5 and 6 hereof reasonably reflect liquidation damages for such termination and that such provisions state his entire and exclusive claim, rights, entitlements, and remedies against The Company and its successors, assigns, affiliates, and representatives.


      8.    PROTECTION OF CONFIDENTIAL INFORMATION.

      (a) During the Term, Executive will have access to and become acquainted with information concerning the Company's customers and employees. Because such information is deemed valuable and proprietary to The Company, and in consideration of the Executive's compensation hereunder including the Severance Payment defined in Section 7 above, Executive agrees that following termination of Executive's employment pursuant to Section 7(a) and during the 24 month period specified in Section 7(a), Executive shall not directly or indirectly (i) induce or attempt to induce any employee of The Company to leave the employ of the Company, or interfere in any way with the relationship between The Company and any employee of The Company; or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company , or in any way interfere with the relationship between the Company and any customer, supplier, licensee or other business relation of The Company. As used herein the term "indirectly" shall include without limitation Executive's permitting the use of Executive's name by any competitor of The Company to induce or interfere with any employee or business relationship of The Company. Executive further recognizes that as an executive of The Company he occupies a position of trust with respect to business information of a secret or confidential nature that is the property of The Company and that will be imparted to him from time to time in the course of his duties. He therefore agrees that he shall not at any time, whether in the course of his employment or thereafter, use or disclose directly or indirectly to any person outside The Company any of such information, except as required in the ordinary course of his duties under this Agreement.

      (b) If Executive violates the provisions of this Section 8, Executive will forfeit the severance payments under Section 7(a).

      (c) This Section shall survive the termination of this Agreement. If any provision of this Section or the application thereof to any circumstance, is held invalid for any reason whatsoever, such invalid provision shall be severable and shall not affect any other provision of this Section, which can be given effect without such invalid provision.


      9. ARBITRATION. Any dispute or controversy arising under or in connection-with this Agreement shall be settled exclusively by arbitration in California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The cost of such arbitration, including attorneys' fees, shall be borne by the losing party or in such proportions as the arbitrator shall decide.


      10. NOTICES. All notices, requests, demands, and other communication called for or contemplated hereunder shall be in writing and shall be deemed to have been fully given when delivered personally or when mailed by United States certified or registered mail, postage prepaid, addressed to the parties, their successors in interest, or assignees at the following addresses or such other addresses as the parties may designate by notice in the manner aforementioned:


            THE COMPANY:

            Unilab Corporation
            18448 Oxnard Street
            Tarzana, California 91356
            Attn Corporate Secretary

            EMPLOYEE:

            David W. Gee
            22201 N.E. 28th Place
            Redmond, WA  98053


      11. GOVERNING LAW. This Agreement in accordance with the laws of the State of California. shall be governed by and construed.


      12. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.


      13. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and preliminary agreements. This Agreement may not be amended except in a writing executed by the parties hereto.


      14. EFFECT ON SUCCESSORS IN INTEREST. This Agreement shall inure to the benefit of and be binding on successors and assigns of The Company. This Agreement may not be assigned or transferred by the Executive.


      15. WITHHOLDING. Any payments made in accordance with this Agreement will be net of applicable federal, state and local taxes required to be withheld on such payments.


      IN WITNESS WHEREOF, the parties hereto have executed and delivered Agreement as of the date first above written.

 UNILAB CORPORATION                     EXECUTIVE

 By:  ________________________________  ____________________________________
 Title:                                 David W. Gee